As filed with the Securities and Exchange Commission on February 28, 2019

1933 Act File No. 333-227841

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933 ☐
PRE-EFFECTIVE AMENDMENT NO. ____ ☐
POST-EFFECTIVE AMENDMENT NO. 1 ☒

EATON VANCE MUNICIPAL INCOME TRUST
(Exact Name of Registrant as Specified in Charter)

Two International Place, Boston, Massachusetts 02110
(Address of Principal Executive Offices)

(617) 672-8305
(Registrant’s Telephone Number)

MAUREEN A. GEMMA
Two International Place, Boston, Massachusetts 02110
(Name and Address of Agent for Service)

EXPLANATORY NOTE

The Prospectus/Proxy Statement and Statement of Additional Information, each in the form filed on November 20, 2018 on Form N-14 8C/A (File No. 333-227841) (Accession No. 0000940394-18-001784), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibits 4 and 12 to this Registration Statement, the Agreement and Plan of Reorganization and the tax opinion of Ropes & Gray LLP, special U.S. federal income tax counsel for the Registrant.

PART C

OTHER INFORMATION

Item 15. Indemnification

Article IV of the Registrant’s Agreement and Declaration of Trust permits Trustee and officer indemnification by By-Law, contract and vote. Article XI of the By-Laws contains indemnification provisions.

The Registrant’s Trustees and officers are insured under a standard mutual fund errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their capacities as such.

The advisory agreement of the Registrant provides the investment adviser limitation of liability to the Trust and its shareholders in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under the agreement.

Item 16. Exhibits

(1)	(a)

Agreement and Declaration of Trust dated December 10, 1998 filed as Exhibit (a) to Registrant’s Initial Registration Statement on Form N-2 (File No. 811-09141) as to the Registrant’s common shares of beneficial interest (“Common Shares”) filed with the Securities and Exchange Commission (the “Commission”) on December 11, 1998 (the “Initial Common Shares Registration Statement”) (Accession No. 0000940394-98-000411) and incorporated herein by reference.

(b)

Amendment to Agreement and Declaration of Trust dated August 11, 2008 filed as Exhibit (1)(b) to Registrant’s Registration Statement on Form N-14 8C (“Registrant’s N-14”) filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(2)	(a)

By-Laws filed as Exhibit (b) to Registrant’s Initial Common Shares Registration Statement filed with the Commission on December 11, 1998 (Accession No. 0000940394-98-000411) and incorporated herein by reference.

(b)

Amendment to the By-Laws dated August 16, 1999 filed as Exhibit (2)(c) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(c)

Amendment to the By-Laws dated February 13, 2003 filed as Exhibit (2)(d) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(d)

Amendment to the By-Laws dated December 20, 2004 filed as Exhibit (2)(e) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(e)

Amendment to the By-Laws dated February 7, 2005 filed as Exhibit (2)(f) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

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(f)

Amendment to the By-Laws dated February 8, 2005 filed as Exhibit (2)(g) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(g)

Amendment to the By-Laws dated December 11, 2006 filed as Exhibit (2)(i) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(h)

Amendment to the By-Laws dated August 11, 2008 filed as Exhibit (2)(j) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(i)

Amendment to the By-Laws dated November 17, 2008 filed as Exhibit (2)(k) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

(j)

Amendment to the By-Laws dated April 23, 2012 filed as Exhibit (b)(12) to Registrant’s N-2/A filed with the Commission on May 22, 2013 (Accession No. 0000940394-13-000699) and incorporated herein by reference.

(k)	Amendment to the By-Laws effective February 26, 2016 filed as Exhibit (2)(k) to the Registrant’s Initial Registration Statement under Form N-14 8C filed with the Commission on July 25, 2018 (Accession No. 0000940394-08-001387) and incorporated herein by reference.

(3)		Not Applicable.
(4)		Agreement and Plan of Reorganization for Eaton Vance New Jersey Municipal Income Trust – filed herewith.
(5)

Specimen Certificate for Common Shares of Beneficial Interest filed as Exhibit (d)(1) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(6)	(a)

Investment Advisory Agreement dated December 21, 1998, filed as Exhibit (2)(g) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(b)

Fee Reduction Agreement dated August 11, 2008 between each Fund listed on Appendix A (the Funds) and Eaton Vance Management (the Adviser) filed as Exhibit (g)(2) to Registrant’s Pre-Effective Amendment No. 3 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on June 28, 2013 (Accession No. 0000940394-13-000891) and incorporated herein by reference.

(c)

Fee Reduction Agreement dated April 26, 2010 between each Fund listed on Appendix A (the Funds) and Eaton Vance Management (the Adviser) filed as Exhibit (g)(3) to Registrant’s Pre-Effective Amendment No. 3 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on June 28, 2013 (Accession No. 0000940394-13-000891) and incorporated herein by reference.

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(d)

Amended and Restated Fee Reduction Agreement dated October 15, 2018 to Agreement dated April 26, 2010 between Eaton Vance Municipal Income Trust and Eaton Vance Management filed as Exhibit (6)(d) to the Registrant’s Initial Registration Statement under Form N-14 8C filed with the Commission on October 15, 2018 (Accession No. 0000940394-18-001678) and incorporated herein by reference.

(7)	(a)

Form of Underwriting Agreement dated January 26, 1999 with respect to Common Shares filed as Exhibit (h)(1) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(b)

Master Agreement among Underwriters with respect to Common Shares filed as Exhibit (h)(2) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(c)

Master Selected Dealers Agreement with respect to Common Shares filed as Exhibit (h)(3) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(d)

Form of Distribution Agreement with respect to the Rule 415 shelf offering is incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Shelf Registration Statement filed with the Commission on September 20, 2016 (Accession No. 000940394-16-003044) (“Form of Distribution Agreement”).

(e)

Form of Sub-Placement Agent Agreement between Eaton Vance Distributors, Inc. and UBS Securities LLC is incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Shelf Registration Statement filed with the Commission on September 20, 2016 (Accession No. 000940394-16-003044) (“Form of Sub-Placement Agent Agreement”).

(8)		Not Applicable.
(9)	(a)

Amended and Restated Master Custodian Agreement between Eaton Vance Funds and State Street Bank & Trust Company dated September 1, 2013 filed as Exhibit (g)(1) to Post-Effective Amendment No. 211 filed September 24, 2013 (Accession No. 0000940394-13-001073) and incorporated herein by reference.

(b)

Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as exhibit (g)(2) to Post-Effective Amendment No. 108 of Eaton Vance Special Investment Trust (File Nos. 002-27962, 811-01545) filed September 27, 2010 (Accession No. 0000940394-10-001000) and incorporated herein by reference.

(c)

Amendment Number 1 dated May 16, 2012 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(3) to Post-Effective Amendment No. 39 of Eaton Vance Municipals Trust II (File Nos. 033-71320, 811-08134) filed May 29, 2012 (Accession No. 0000940394-12-000641) and incorporated herein by reference.

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(d)

Amendment dated September 1, 2013 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(4) to Post-Effective Amendment No. 211 filed September 24, 2013 (Accession No. 0000940394-13-001073) and incorporated herein by reference.

(10)		Not Applicable.
(11)		Opinion and Consent of Counsel filed as exhibit (11) to the Registrant’s Pre-Effective Amendment No. 1 to Form N-14 8C/A filed on November 20, 2018 (Accession No. 0000940394-18-001784).
(12)		Opinion of Ropes & Gray LLP supporting the tax matters discussed in the Proxy Statement/Prospectus for Eaton Vance New Jersey Municipal Income Trust – filed herewith.
(13)	(a)	Transfer Agency and Services Agreement dated April 13, 2017 filed as Exhibit (k)(1) to Pre-Effective Amendment No. 1 of Eaton Vance Floating-Rate 2022 Target Term Trust (File Nos. 333-216805, 811-23240) filed with the Commission on June 28, 2017 (Accession No. 0001193125-17-215501) and incorporated herein by reference.
(b)

Administration Agreement dated December 21, 1998 with respect to Common Shares filed as Exhibit (k)(2) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(c)

Letter Agreement with Eaton Vance Management dated January 21, 1999 filed as Exhibit (p) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(d)

Form of Calculation and Paying Agent Agreement between Each Fund Listed on Annex A and The Bank of New York Mellon dated as of December 11, 2015 filed as Exhibit (13)(d) to the Registrant’s Initial Registration Statement under Form N-14 8C filed with the Commission on July 25, 2018 (Accession No. 0000940394-08-001387) and incorporated herein by reference.

(14)

Consent of Independent Registered Public Accounting Firm filed as exhibit (14) to the Registrant’s Pre-Effective Amendment No. 1 to Form N-14 8C/A filed on November 20, 2018 (Accession No. 0000940394-18-001784).

(15)		Not Applicable.
(16)	Power of Attorney dated October 10, 2018 filed as Exhibit (16) to the Registrant’s Initial Registration Statement under Form N-14 8C filed with the Commission on October 15, 2018 (Accession No. 0000940394-18-001678) and incorporated herein by reference.

(17)	(a)	(i)

Eaton Vance New Jersey Municipal Income Trust Annual Report to Shareholders for the period ended November 30, 2018 is incorporated herein by reference to the Registrant's Form N-CSR filed with the Commission on January 25, 2019 (Accession No. 0001193125-19-016946).

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(ii)

Eaton Vance Municipal Income Trust Annual Report to Shareholders for the period ended November 30, 2018 is incorporated herein by reference to the Registrant's Form N-CSR filed with the Commission on January 25, 2019 (Accession No. 0001193125-19-016962).

(iii)

Eaton Vance New Jersey Municipal Income Trust Semiannual Report to Shareholders for the period ended May 31, 2018 is incorporated herein by reference to the Registrant's Form N-CSR filed with the Commission on July 26, 2018 (Accession No. 0001193125-18-227675).

(ii)

Eaton Vance Municipal Income Trust Semiannual Report to Shareholders for the period ended May 31, 2018 is incorporated herein by reference to the Registrant's Form N-CSR filed with the Commission on July 26, 2018 (Accession No. 0001193125-18-227694).

(b)

Form of Proxy previously filed following the Prospectus/Proxy Statement included in the Registrant’s Pre-Effective Amendment No. 1 to Form N-14 8C/A filed on November 20, 2018 (Accession No. 0000940394-18-001784).

(c)

Dividend Reinvestment Plan with respect to Common Shares filed as Exhibit (2)(e) to Registrant’s Pre-Effective Amendment No. 1 to the Initial Common Shares Registration Statement on Form N-2/A filed with the Commission on January 26, 1999 (Accession No. 0000950135-99-000298) and incorporated herein by reference.

(d)	Amended and Restated Dividend Reinvestment Plan filed as Exhibit (17)(c) to Registrant’s N-14 8C filed with the Commission on December 18, 2008 (Accession No. 0000940394-08-001591) and incorporated herein by reference.

Item 17. Undertakings

(1)       The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)       The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Agreement and Declaration of Trust of Eaton Vance Municipal Income Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

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SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 28th day of February, 2019.

EATON VANCE MUNICIPAL INCOME TRUST

By: /s/ Payson F. Swaffield

Payson F. Swaffield

President

Pursuant to the requirements of Section 6(a) of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date
/s/ Payson F. Swaffield
Payson F. Swaffield	President (Chief Executive Officer)	February 28, 2019

/s/ James F. Kirchner	Treasurer (Principal Financial
James F. Kirchner	and Accounting Officer)	February 28, 2019

Thomas E. Faust Jr.*
Thomas E. Faust Jr.	Trustee	February 28, 2019

Mark R. Fetting*
Mark R. Fetting	Trustee	February 28, 2019

Cynthia E. Frost*
Cynthia E. Frost	Trustee	February 28, 2019

George J. Gorman*
George J. Gorman	Trustee	February 28, 2019

Valerie A. Mosley*
Valerie A. Mosley	Trustee	February 28, 2019

William H. Park*
William H. Park	Trustee	February 28, 2019

Helen Frame Peters*
Helen Frame Peters	Trustee	February 28, 2019

Keith Quinton*
Keith Quinton	Trustee	February 28, 2019

Marcus L. Smith*
Marcus L. Smith	Trustee	February 28, 2019

Susan J. Sutherland*
Susan J. Sutherland	Trustee	February 28, 2019

Scott E. Wennerholm*
Scott E. Wennerholm	Trustee	February 28, 2019

* By: /s/ Maureen A. Gemma
Maureen A. Gemma As Attorney-in-Fact

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EXHIBIT INDEX

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number Description

(4)	Agreement and Plan of Reorganization for Eaton Vance New Jersey Municipal Income Trust
(12)	Opinion of Ropes & Gray LLP supporting the tax matters discussed in the Proxy Statement/Prospectus for Eaton Vance New Jersey Municipal Income Trust

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